DONALDSON, LUFKIN & JENRETTE
               Donaldson, Lufkin & Jenrette Securities Corporation
              2121 Avenue of the Stars, Los Angeles, CA 90057-5014





                                                                January __, 1998



PRIVATE AND CONFIDENTIAL

WHX Corporation
110 East 59th Street
New York, New York 10022

Attention: Mr. Ronald LaBow, Chairman of the Board

Gentlemen:

         This letter agreement (the "Agreement") confirms our understanding that WHX Corporation ("WHX"or the "Company") has engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its exclusive financial advisor for a period of 12 months commencing upon your acceptance of this Agreement, with respect to the possible acquisition of Handy & Harman ("Target"), in one or a series of transactions, by merger, consolidation or any other business combination, by purchase involving all or a substantial amount of the business, securities or assets of the Target, or otherwise (each a "Transaction").

         As discussed, we propose to undertake certain services on your behalf, to the extent requested by you, which shall consist of the following: (i) assisting you in evaluating the Target, its operations, its historical performance and its future prospects; (ii) advising on a proposed purchase price and form of consideration; (iii) assisting you in structuring the Transaction;
(iv) advising you in connection with any proxy solicitation undertaken by the Company in connection with a Transaction; and (v) negotiating the financial aspects of any Transaction under your guidance. In addition we will act as exclusive dealer/manager for the Company in any tender or exchange offer relating to a Transaction commenced after the date hereof. The specific terms and conditions of such engagement will be further delineated in a separate agreement, which agreement shall contain normal and customary provisions for such agreements where DLJ acts as a dealer/manager. If requested, we will deliver our opinion to the Board of Directors of the Company as to the fairness to the Company and its stockholders from a financial point of view of the consideration to be paid by the Company in a Transaction. The scope, form and substance of the opinion shall be such as DLJ considers appropriate and, in the case of a stock-for-stock merger, may be an opinion as to the fairness from a financial point of view of the ratio to be applied for the exchange of common shares in the merger.

         As compensation for the services to be provided by DLJ hereunder, the Company agrees (i) to pay to DLJ (a) a retainer fee of $1 million, payable promptly upon execution of this Agreement and (b) additional cash compensation as set forth below, and (ii) upon request by DLJ from time to time, to reimburse DLJ promptly for all reasonable and documented out-of-pocket expenses up to a maximum of $250,000 (including the reasonable fees and expenses of counsel), incurred by DLJ in connection with its engagement hereunder, whether or not a Transaction is consummated. As DLJ will be acting on your behalf, the Company agrees to the indemnification and other obligations set forth in Schedule 1 attached hereto, which Schedule is an integral part hereof.

         The additional cash compensation referred to in clause (i)(b) above shall be $1,000,000. Such additional compensation shall be payable in cash if the Transaction is consummated within 12 months commencing upon your acceptance of this Agreement. For purposes of this Agreement, a Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur: (a) the acquisition by the Company or any of its affiliates of a majority of the outstanding common stock of the Target calculated on a fully-diluted basis; (b) a merger or consolidation of the Target with the Company or an affiliate of the Company; (c) the acquisition by the Company or any of its affiliates of assets of the Target representing a majority of the Target's book value; (d) control by the Company of the Board of Directors of the Target; or
(e) in the case of any other Transaction, the consummation thereof.

         The Company shall make available to DLJ all financial and other information concerning its business and operations that DLJ reasonably requests as well as any other information relating to any Transaction prepared by the Company or any of its other advisors. In performing its services hereunder (including, without limitation, giving an opinion of the type referred to in the second paragraph hereof), DLJ shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors or the Target or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of any assets or liabilities. To the extent consistent with legal requirements, all information given to DLJ by the Company, unless publicly available or otherwise available to DLJ without restriction or breach of any confidentiality agreement, will be held by DLJ in confidence and will not be disclosed to anyone other than DLJ's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Agreement.

         Any opinion requested by the Company and any advice, written or oral, provided by DLJ pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with its consideration of the Transaction and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with our prior written consent. It is further understood and agreed that, in the event that any opinion of DLJ delivered pursuant to this Agreement is to be included in any proxy statement mailed in connection with the Transaction, the opinion will be reproduced therein in full and any description of or reference to DLJ or any summary of the opinion or presentation of DLJ included in such document shall be in form and substance acceptable to DLJ and its legal counsel.

         Please note that DLJ is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or on the accounts of customers, in debt or equity securities of the Company or other entities that may be involved in the Transaction. We recognize our responsibility for compliance with Federal laws in connection with any such activities.

         The Company acknowledges and agrees that DLJ has been retained solely to provide the advice or services set forth in this Agreement. DLJ shall act as an independent contractor, and any duties of DLJ arising out of its engagement hereunder shall be owed solely to the Company.

         This Agreement may be terminated by either the Company or DLJ at any time upon receipt of written notice to that effect by the other party. Upon any termination or expiration of this Agreement, DLJ will be entitled to prompt payment of all fees accrued prior to such termination or expiration and reimbursement of all out-of-pocket expenses as described above; provided however, if the Company shall terminate this agreement within 12 months commencing upon your acceptance of this Agreement and a Transaction shall be consummated within such 12 month period, DLJ shall be entitled to the fee set forth in paragraph four above. The indemnity and other provisions contained in
Schedule I will also remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

         It is understood that if the Company completes an acquisition transaction involving the Target in lieu of any Transaction, during the term of this Agreement, DLJ and the Company will in good faith mutually agree upon acceptable compensation for DLJ taking into account, among other things, the results obtained and the custom and practice among investment bankers of international standing acting in similar transactions.

         The Company further agrees that it will not enter into any transaction unless, prior to or simultaneously with such transaction referred to in either of the two preceding paragraphs, adequate provision is made with respect to the payment of compensation to DLJ as contemplated by such paragraphs.

         This Agreement shall be binding upon and inure to the benefit of the Company, DLJ, each Indemnified Person (as defined in Schedule I) and their respective successors and assigns.

         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

         The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement (including Schedule I). The Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Company shall be effective service or process for any action, suit or proceeding brought in any such court. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to whose jurisdiction the Company is or may be subject, by suit upon such judgment.

         If any term, provision ,covenant or restriction contained in this Agreement, including Schedule I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this Agreement attached hereto, whereupon it shall be our binding Agreement.

                                               Very truly yours,



                                               DONALDSON, LUFKIN & JENRETTE
                                                 SECURITIES CORPORATION



                                               By:
                                                  -----------------------------



Accepted and Agreed
this ____ day of January, 1998

WHX CORPORATION


By:
    ---------------------------